Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 to be filed on or about February 9, 2021, pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated April 28, 2020, related to the financial statements of Altruis Benefit Consulting, Inc. as of and for the years ended December 31, 2018 and 2017, which appears in the Registration Statement (Form S-1 (No. 333-249381). We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement (Form S-1 (No. 333-249381) that is incorporated by reference in this Registration Statement.

/s/ Mazars USA LLP
Fort Washington, Pennsylvania
February 9, 2021